Exhibit (a)(5)

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                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, Inc. announces an amendment to, and an extension of, tender offer for T REIT, Inc..

Moraga, Calif. (Business Wire)--November 22, 2005-- Moraga Gold, LLC; MPF-NY 2005, LLC; Steven Gold; Sutter Opportunity Fund 3, LLC; MPF Flagship Fund 10, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; MP Value Fund 5, LLC; MPF Acquisition Co. 3, LLC; MP Value Fund 7, LLC; MP Value Fund 6, LLC; MPF DeWaay Premier Fund 2, LLC; MP Value Fund 8, LLC; MPF Flagship Fund 9, LLC; MP Falcon Fund, LLC; MPF Flagship Fund 11, LLC; MPF Income Fund 16, LLC; and MacKenzie Patterson Fuller, Inc. (the "Purchasers") have extended the expiration date and amended the terms of their tender offer for shares (the "Shares") in T REIT, Inc. (the "Corporation"), pursuant to a Supplement to be mailed to Shareholders as soon as practicable after the date of this release. The expiration date has been extended through December 16, 2005 and the offer price has been decreased to $6.51 per Share.

As of the date hereof, a total of 12 shareholders have tendered and not withdrawn Shares of the Corporation, only 7 of whom indicated the number of Shares owned by them, totaling 10,916.305 Shares. No other Shares have been tendered to date.

Shareholders should read the Offer to Purchase, the Supplement, and the related materials carefully because they contain important information. Shareholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplement, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556